Exhibit 99.1

Syra Health Announces Third Quarter Financial Results: Margins, Profitability Metrics Improve

●	Q3 2025 Revenue of $1.7 Million

●	Revenue driven by 96% year-over-year growth in the Population Health segment

●	Gross margin improved 300 basis points to 33% in Q3 2025 from 30% in Q3 2024

●	Net loss decreased 46% year-over-year

●	Earnings per share improved to ($0.02) for Q3 2025 compared to ($0.6) for Q3 2024

Carmel, Ind., November 12, 2025 / PRNewswire – Syra Health Corp. (OTCQB: SYRA) (“Syra Health” or the “Company”), a healthcare solutions company dedicated to powering better health outcomes through prevention-focused, accessible, and affordable solutions, announced today its financial results for the third quarter ended September 30, 2025.

Q3 2025 Financial and Operational Highlights

●	Syra Health’s Population Health business unit grew 96% this quarter to $1,280,011 compared to $652,298 in Q3 2024. This increase was primarily driven by the successful upselling of our solutions to state health departments and private sector customers.

●	Gross margin expanded 300 basis points to 33% compared to 30% in the prior year period. Gross margin improved this quarter due to our strategic focus on higher-margin business units, including deprioritizing certain healthcare workforce contracts that carry lower margins.

●	Net loss for the third quarter of 2025 continued to decline, dropping 46% to ($225,902) from ($417,535) in the third quarter of 2024, due to improved operational efficiency.

●	SyraBot achieved a major commercial milestone. The HIPAA and ADA-compliant, white- labeled chatbot is now live with a managed care organization serving 400,000 members, demonstrating product-market fit and deployment scalability.

●	We continue to actively grow our sales pipeline quarter-over-quarter, driven by targeted marketing and sales initiatives across our Population Health solutions portfolio— including data analytics, large-scale program implementations, and health education and training —while also expanding our relationships with existing customers.

Management Commentary

Priya Prasad, Interim CEO of Syra Health, said, “While federal spending cuts have created near-term headwinds for our revenue, we’re making meaningful progress on the fundamentals. Our Population Health business unit grew 96% this quarter, demonstrating strong market demand for our solutions. We’ve improved our gross margin by 300 basis points to 33%, and we’ve reduced our net loss by 46% through disciplined cost management and operational efficiency.

Our focus on overhead reduction delivered a 12% decrease in SG&A expenses, including the successful renegotiation of our lease terms. Combined with a 43% reduction in salary and benefits through workforce optimization, we’re building a leaner, more efficient organization.

Our strategy refinement to focus our efforts more on our highly successful Population Health solutions is serving us well. Our pipeline continues to grow through targeted upselling to existing customers and expansion into the private sector. As federal budget clarity improves, we’re well-positioned to capitalize on our market momentum while maintaining the cost discipline that we believe is steadily moving us toward profitability.”

Q3 2025 Financial Results

Quarterly revenue fell to $1.7 million in Q3 2025 from $2.3 million in Q3 2024, primarily due to federal spending cuts that impacted budgets for our state and county government customers.

Negotiations for the Child Mental Health Wraparound Access Site contract discontinued.

Revenue from the Healthcare Workforce business unit declined as expected to $407,960 due to our continual review of contracts to ensure the appropriate margins and to comprise a more equal mix of our revenue base.

Total operating expenses for the third quarter of 2025 were $786,712 compared to $1,097,208 in the year-ago period, a decline of 28%. The reduction in operating expenses was driven by continued disciplined cost management.

Adjusted EBITDA for the third quarter of 2025 improved to ($218,601), compared to ($389,728) in the prior year period.

Salaries and benefits were down 43% to $336,390 due to our workforce optimization efforts.

Professional services increased 25% in Q3 2025 to $191,726 from $153,803 in Q3 2024 as we engaged external consultants to refine our corporate strategy around our Population Health and technology solutions, including, in some cases, bundling these offerings.

Research and Development expenses were down 98% to $816 due to a decrease in consulting expenses associated with the development of our technology-based solutions.

Selling, general, and administrative expenses decreased 12% from Q3 2024 to $252,384, as we worked diligently to reduce our overhead.

Cash of $2.0 million and no long-term debt as of September 30, 2025.

SYRA HEALTH CORP.

CONDENSED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,976,545	$2,395,405
Accounts receivable, net	926,255	680,827
Other current assets	307,791	276,563
Total current assets	3,210,591	3,352,795

Property and equipment, net	9,176	27,347
Right-of-use asset	43,450	299,190

Total assets	$3,263,217	$3,679,332

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$317,413	$101,690
Accounts payable, related parties	137,764	-
Accrued expenses	224,692	230,383
Deferred revenue	141,611	16,611
Current portion of operating lease liability, related party	43,450	111,978
Notes payable	188,899	152,887
Total current liabilities	1,053,829	613,549

Non-current portion of operating lease liability, related party	-	187,212

Total liabilities	1,053,829	800,761

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 11,339,169 and 8,979,204 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	11,339	8,979
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 600,000 and 833,334 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	600	833
Additional paid-in capital	11,783,405	11,692,952
Accumulated deficit	(9,585,956)	(8,824,193)
Total stockholders’ equity	2,209,388	2,878,571

Total liabilities and stockholders’ equity	$3,263,217	$3,679,332

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	2025	2024	2025	2024

Net revenues	$1,687,971	$2,253,336	$5,491,944	$5,975,357
Cost of services	1,133,430	1,585,038	3,595,352	4,657,273
Gross profit	554,541	668,298	1,896,592	1,318,084

Operating expenses:
Salaries and benefits	336,390	594,738	1,169,951	2,178,105
Professional services	191,726	153,803	580,691	489,839
Research and development expenses	816	34,821	67,701	590,263
Selling, general and administrative expenses	252,384	288,305	828,741	1,267,634
Depreciation	5,396	25,541	18,171	55,460
Total operating expenses	786,712	1,097,208	2,665,255	4,581,301

Operating loss	(232,171)	(428,910)	(768,663)	(3,263,217)

Other income (expense):
Interest income	8,174	13,641	15,892	18,448
Interest expense	(1,905)	(2,266)	(8,992)	(10,072)
Total other income (expense)	6,269	11,375	6,900	8,376

Net loss	$(225,902)	$(417,535)	$(761,763)	$(3,254,841)

Weighted average common shares outstanding - basic and diluted	11,939,169	7,264,768	11,823,089	6,789,209
Net loss per common share - basic and diluted	$(0.02)	$(0.06)	$(0.06)	$(0.48)

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(761,763)	$(3,254,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	18,171	55,460
Common stock issued for services	2,586	74,647
Non-cash lease expense	-	63,199
Stock-based compensation, stock options	75,194	28,486
Changes in operating assets and liabilities:
Accounts receivable	(245,428)	176,189
Accounts receivable, related party	-	50,614
Other current assets	279,890	285,456
Right-of-use asset	89,621	-
Accounts payable	215,723	(250,060)
Accounts payable, related parties	137,764	-
Deferred revenue	125,000	6,108
Accrued expenses	(5,691)	110,628
Operating lease liability	(89,621)	(63,199)
Net cash (used in) operating activities	(158,554)	(2,717,313)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	(11,111)
Net cash used in investing activities	-	(11,111)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received on exercise of warrants	14,800	2,469,150
Repayments on notes payable	(275,106)	(323,342)
Net cash provided by/(used in) financing activities	(260,306)	2,145,808

NET CHANGE IN CASH AND CASH EQUIVALENTS	(418,860)	(582,616)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,395,405	3,280,075
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,976,545	$2,697,459

SUPPLEMENTAL INFORMATION:
Interest paid	$8,992	$10,072
Income taxes paid	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of Class B common stock to Class A common stock	$2,333	$-
Initial recognition of right-of-use asset and lease liability	$-	$325,491
Amendment of right-of-use asset and lease liability	$166,119	-
Prepaid asset financed with note payable	$311,118	$378,659

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have provided the following non-GAAP financial measure in this release and the accompanying tables: adjusted EBITDA. We use this non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of our operating performance and liquidity, and believe it is useful to investors as a supplement to GAAP measures in analyzing, trending, and benchmarking the performance and value of our business. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of historical non-GAAP financial measures to the most comparable financial measures under GAAP, see the table below.

SYRA HEALTH CORP.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

(Unaudited)

	Three Months Ended
	September 30, 2025	September 30, 2024

Net Loss	$(225,902)	$(417,535)
Interest Expense	1,905	2,266
Depreciation Expense	5,396	25,541
Taxes	-	-
Earnings before Interest, Taxes, Depreciation and Amortization	$(218,601)	$(389,728)

About Syra Health

Syra Health is a healthcare solutions company serving public and private healthcare organizations with innovative solutions that positively impact entire populations. We specialize in healthcare prevention, expanding access, and delivering affordable solutions. Our healthcare analytics capabilities provide proactive, actionable insights and data-driven intelligence, and our HIPAA-compliant and fully accessible digital health solutions enable measurable health outcomes in highly regulated healthcare environments. Through training and education, we help healthcare organizations reduce costs and deliver consistent, high-quality care.

Discover our healthcare solutions at www.syrahealth.com and follow the Company on LinkedIn.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy, and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2024, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Christine Drury

IR/PR

Syra Health

463-345-5180

christined@syrahealth.com